Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between David W. Williams (“Executive”), Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Parent”), and Noble Drilling Services Inc., a Delaware corporation (the “Company” and, together with Parent, the “Noble Parties”), effective on January 11, 2018 (the “Effective Date”). Executive, Parent, and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Executive is currently Chairman of the Board, President and Chief Executive Officer of Parent and an employee of the Company and is an officer of certain of their affiliates;

WHEREAS, Executive, Parent and the Company mutually desire to establish and agree on the terms and conditions of Executive’s retirement from Parent and its affiliates effective February 28, 2018 (the “Retirement Date”);

WHEREAS, in order to assist with the transition of Executive’s duties and responsibilities by reason of his retirement, the parties have agreed that Executive will provide continued services during the “Transition Period,” as defined below; and

WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1. Resignation and Retirement.

(a) As of the Effective Date, Executive resigns as Chairman of the Board, a director, President and Chief Executive Officer of Parent, and all positions as an officer or director (or similar position) with any affiliate of Parent. Executive agrees to take any and all further acts necessary or requested by the Noble Parties to effectuate his resignation of such positions.

(b) From the Effective Date through the Retirement Date (the “Transition Period”), Executive shall provide such assistance to Parent and its affiliates during normal business hours or as needed as may be requested by the Chief Executive Officer of Parent, including, without limitation, assistance with the transition, marketing input and analysis, client information and analysis, and industry and regulatory affairs. Such assistance will usually be performed remotely or at the Company’s Sugar Land offices or at such other locations within the Houston area as the Chief Executive Officer of Parent may reasonably request with reasonable advance notice to Executive. During the Transition Period, the Company shall pay Executive’s base salary and benefits in accordance with the Company’s normal payroll schedule and procedures. During the transition, Executive shall remain obligated to be loyal to the Company and keep its confidences and business standards and shall enjoy the benefits of, and be subject to, the policies of Parent and its affiliates applicable to employees of such companies.

(c) Executive shall retire from employment by the Company and from service to Parent and its affiliates as of the close of business on the Retirement Date. Such retirement shall constitute “Retirement” for all purposes under Parent’s equity compensation plan and shall constitute a retirement under the Noble Drilling Services, Inc. Salaried Employees’ Retirement Plan, Noble Drilling Services, Inc. 401(k) Savings Plan, Noble Drilling Services, Inc. Profit Sharing Plan, Noble Drilling Services Inc. Retirement Restoration Plan, Noble Drilling Services Inc. 2009 401(k) Savings Restoration Plan, Noble Drilling Services Inc. 401(k) Savings Restoration Plan and any other Company plan or agreement that references retirement (such plans, the “Retirement Plans”). External and internal notice of Executive’s retirement shall be given by Parent or the Company in notices which shall be prepared by Parent or the Company; provided, however, that the Executive shall be given a reasonable opportunity to provide input as to the content of any such notice, which input shall be considered by the current Chief Executive Officer.

2. Covenants of Executive. Executive recognizes that the Noble Parties’ willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 2, and that Executive’s breach of the provisions of this Section 2 could materially damage the Company.

(a) Confidentiality and Non-Disclosure of Confidential Information. Parent’s and its affiliates’ trade secrets and other confidential or proprietary information (“Confidential Information”) are valuable, special and unique assets of Parent’s and/or such affiliates’ business, and are the exclusive property of Parent or such affiliates. Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for Executive’s own personal benefit or for the benefit of anyone else, Confidential Information except (i) with Parent’s prior written consent, (ii) as required by applicable law or legal process, or (iii) to the extent such information has become publicly available. Pursuant to the Defend Trade Secrets Act of 2016, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A) in confidence to a United States federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) Cooperation. Executive shall, as long as is needed, make himself reasonably available to Parent or its affiliates (including their attorneys) to provide information and reasonable assistance as requested by Parent or its affiliates. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to Parent or its affiliates in connection with any investigation, claim or suit, and cooperating with Parent or its affiliates regarding any litigation, government investigation, regulatory matter, claim or other disputed item involving Parent or any of its affiliates that relate to matters within the knowledge or responsibility of Executive during his employment (such matters being referred to herein as the “Subject Matters”). Specifically, Executive agrees (i) to meet with Parent’s or its affiliates’ representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of this Section 2(b); (ii) to provide truthful testimony regarding the Subject Matters to any applicable court, agency or other adjudicatory body; (iii) to provide Parent or any of its affiliates with immediate notice of contact or subpoena by any non-governmental adverse party (known to Executive to be adverse to Parent or any of its affiliates or their interests) relating to the Subject Matters, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives in connection with any claim relating to the Subject Matters. The Company agrees to reimburse Executive for all reasonable, necessary and documented out of pocket expenses incurred by Executive in complying with Executive’s obligations under this Section 2(b).

(c) Paragon Litigation Cooperation. Notwithstanding anything to the contrary set forth in the preceding paragraph, as long as is needed, Executive shall provide cooperation and assistance to Parent and its affiliates in connection with the defense of the lawsuit styled, Paragon Litigation Trust v. Noble Corporation plc, et al., Adversary Proceeding No. 17-51882 (CSS), in the United States Bankruptcy Court for the District of Delaware (the “Adversary Proceeding”) or in any other proceeding asserting claims that arise out of Parent’s spin-off of Paragon Offshore plc in August 2014 (each an “Action” and, collectively, the “Actions”) in the following manner:

(i) Documents. To the extent Executive has not already done so, Executive shall promptly deliver to Parent all documents in his possession, custody or control, whether in electronic or hard copy form, that relate to the matters and subjects alleged in the Adversary Proceeding. To the extent Executive has possession, custody or control over any additional documents, whether in electronic or hard copy form, that relate to the matters and subjects alleged in any subsequent Action, Executive shall provide such documents to Parent upon request.

(ii) Interviews. Executive shall make himself available for interviews with Parent’s counsel and/or experts upon request. Parent shall provide reasonable notice of such interviews and shall conduct the interviews at reasonable times and places.

(iii) Affidavits. Executive shall make himself reasonably available to Parent’s counsel for the preparation of affidavits to be used in connection with any Action upon reasonable notice.

(iv) Depositions. Executive shall make himself available to be deposed as requested by Parent upon reasonable notice. Executive shall make himself reasonably available in advance of such deposition for preparation for any such testimony. If Executive is served with a subpoena from another party to any Action or any other third party, and the requested testimony concerns the subject matter of any Action, Executive shall make himself reasonably available to Parent’s counsel for preparation in advance of his testimony. Executive understands that parent expects that it will need at least two eight-hour days to prepare him for a deposition and may need additional time if circumstances warrant such a request.

(v) Testimony at Trial or Similar Proceeding. Executive shall make himself reasonably available for testimony at trial or at any final hearing in any Action upon the request of Parent. Executive shall also make himself available to Parent’s counsel, upon reasonable notice, for preparation in advance of testimony at trial or any final hearing. Executive understands that Parent expects that it will need at least two eight-hour days to prepare him for such testimony and may need additional time if circumstances warrant such a request.

(vi) Expenses and Reasonable Scheduling. The Company agrees to reimburse Executive for all reasonable, necessary and documented out of pocket expenses incurred by Executive in complying with Executive’s obligations under this Section 2(c).

(d) Non-Solicitation; No Hire. For one year following the Retirement Date, Executive shall not, and shall not encourage, approve or assist any company or legal entity for which he serves as an executive officer or director to, without the prior written consent of the Company, directly or indirectly, solicit, recruit, hire or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months, any rig manager or higher level employee, any officer or any director of Parent or any of its affiliates. However, there shall be no such restrictions regarding any employee laid off or terminated by Company. Further, for one year following the Retirement Date, Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their employment relationship with Parent or any of its affiliates for any reason. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment. The Parties agree that no covenant not to compete exists between Executive and Parent or the Company or any affiliates following the Retirement Date.

(e) Non-Disparagement. Executive shall refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Parent or any of the other Releasees (as defined below), or about any aspect of the respective businesses, operations, financial results or prospects of Parent or any of its affiliates, including comments relating to Executive’s retirement. Notwithstanding the foregoing, it is understood and agreed that nothing in this Agreement is intended to prevent Executive from testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation Executive may have to cooperate with or provide information to any government agency or commission. Parent shall instruct its officers and directors and the officers and directors of its affiliates to refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Executive, or about any aspect of the employment relationship between the Company and Executive, including comments relating to Executive’s retirement. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2(e) is intended to: (i) prevent any officer of Parent or any of its affiliates from testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation any such officer may have to cooperate with or provide information to any government agency or commission.

(f) Termination of Agreements. Subject to clause (ii) of this Section 2(f),

(i) All agreements between Executive, on the one hand, and Parent or any of its affiliates, on the other hand, including the Restated Employment Agreement between Executive and the Company and the related Guaranty provided by Parent, each dated November 20, 2013, but excluding the Indemnity Agreement between Executive and Parent, dated as of November 20, 2013, are terminated, of no force or effect, and shall be null and void, as of the Effective Date of this Agreement.

(ii) However, for the avoidance of doubt, nothing in this Section 2(f) or elsewhere in this Agreement or in the Final Release shall eliminate or diminish Executive’s right to receive the payments and other benefits under and from his participation in the following plans, compensation arrangements and agreements, and policies of the Company and the Parent during the Transition Period and thereafter, in accordance with the terms and conditions of such plans and compensation arrangements and agreements and policies (as applicable to former employees): (1) any right to indemnification (and related rights to advancement of expenses) under any contract (including any contract of insurance) or company constitutional documents arising in connection with an action instituted by a party other than Executive against Parent or any of its affiliates or Executive, in his capacity as an officer, director, manager, employee, agent or other representative of Parent or any of its affiliates; (2) any vested benefits under the Retirement Plans; (3) prorated retirement benefits that Executive remains eligible to earn with respect to any outstanding performance based restricted stock unit award or stock option or restricted stock unit that are vested or that vest during the Transition Period under any equity incentive plan of Parent; (4) rights of Executive to continue participating in health (including medical, dental and vision) coverage currently available to Executive (e.g., COBRA); and (5) the Short Term Incentive Plan (STIP), which shall be paid prior to the Retirement Date for 2017 performance at the finally determined achievement factor of the Company under the STIP without adjustment for negative discretion. This Agreement does not require Executive to return to Parent any shares of Parent he owns, nor does it prohibit Executive from exercising any right Executive enjoys under the Articles of Association of Parent as a shareholder of Parent, such as the right to vote his shares.

(g) Return of Company Property and Information. Upon the Effective Date, Executive shall promptly deliver to Parent all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of Parent and its affiliates or containing any privileged or Confidential Information relating to Parent and its affiliates or that Executive used, prepared or came into contact with during the course of Executive’s employment with the Company and its affiliates currently in his possession or control, and all keys, credit cards and passes, and such materials shall remain the sole property of Parent and/or its affiliates, as applicable. Executive further agrees to search for and then, after providing Parent with a copy, delete all of Parent’s and its affiliates business information, whether or not privileged or Confidential Information, from all of Executive’s personal devices, including phones, tablets, computers, and electronic storage devices, other than information that Executive may need for personal finances and tax filings, or agreements between Executive and Parent or any of its affiliates. Any of the foregoing materials that are acquired by Executive after the Effective Date, shall be delivered by Executive to Parent on the Retirement Date with the same exceptions. Executive agrees to represent in writing to Parent on the Retirement Date that Executive has complied with the foregoing provisions of this Section 2(g).

(h) Remedies. Executive acknowledges and agrees that the terms of this Section 2 are reasonable in scope and (ii) are necessary to protect legitimate proprietary and business interests of Parent and its affiliates in their confidential information. Executive further acknowledges and agrees that (x) Executive’s breach of the provisions of this Section 2 will cause Parent and its affiliates irreparable harm, which cannot be adequately compensated by money damages, and (y) if Parent elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of Parent’s eventual success on the merits. Executive consents and agrees that if Executive commits any such breach or threatens to commit any breach, Parent shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to Parent for such breach, including the recovery of money damages.

(i) Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement, Executive acknowledges that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, of any government including providing documents or other information, without notice to Parent. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

3. Consideration. In return for Executive’s covenants in Section 2 above and the execution of this Agreement, which contains a waiver and release of claims, the Company agrees to provide certain consideration to Executive as follows.

(a) Payment. Within three business days following Executive’s separation from service (within the meaning of Section 409A (as defined in Section 17 of this Agreement), an amount in cash totaling $3,650,000.00 shall be payable by the Company to Executive in a lump sum, less withholdings and deductions required by law or as authorized by Executive. As of the Effective Date, the Parties anticipate and intend that Executive’s separation from service for purposes of Section 409A shall occur on the Retirement Date. The Parties agree that because such payment may be subject to section 409A(a)(2)(B)(i) of the Code, in accordance with Section 17 such payment shall be delayed, without regard to whether all or any portion thereof is subject to Section 409A, until the first business day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death). To avoid the possibility of doubt, if Executive separates from service on the Retirement Date, payment in accordance with the foregoing shall occur on September 4, 2018 (or Executive’s date of death, if earlier).

(b) No Additional Benefits. Executive acknowledges that Executive is not entitled to, and will not receive, any other compensation or benefits from the Company upon termination of employment on the Retirement Date, except the consideration in return for Executive’s execution of the Final Release described in Section 5 below, which consideration is specifically for a release of claims under the Age Discrimination in Employment Act, or as otherwise specifically described in this Agreement. For the avoidance of doubt, Executive retains all rights to the compensation and benefits and rights described in clauses (1)-(4) of Section 4(a) below, and any accrued and unpaid salary, vacation pay or other reasonable expense reimbursement claims upon Executive’s termination of employment on the Retirement Date.

4. Waiver and Release of Claims.

(a) General Release by Executive. In consideration of the foregoing, including the payments and benefits under Section 3 above, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) Parent and all of its predecessors, successors and assigns, (ii) all of Parent’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense

(including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to the Restated Employment Agreement and related Guaranty referenced in Section 2(f) or the termination thereof, Executive’s employment with or termination of employment from the Company or any of its affiliates, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (1) any claims arising solely and specifically under the Age Discrimination in Employment Act of 1967; (2) rights to receive payments and other benefits preserved, not waived and not released in Section 2(f)(ii) of this Separation Agreement; (3) any claim arising from any breach or failure to perform any provision of this Agreement; or (4) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.

(b) Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws other than the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the U.S. Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal obligations to Executive, with the only exceptions being as expressly stated in the proviso to Section 4(a) above. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution this Agreement.

(c) Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Agreement.

(d) Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. In the event that such an action is filed against any of the Releasees, Executive agrees that such Releasees are entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Executive that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. While nothing in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees.

5. Final Release. With this Agreement, the Noble Parties offer to Executive a second agreement that includes a release of claims under the Age Discrimination in Employment Act for additional consideration (the “Final Release”), attached as Exhibit A. As described in the Final Release, Executive has at least twenty-one (21) days to consider the Final Release and shall not sign the Final Release until the Retirement Date.

6. Dispute Resolution.

(a) If any controversy, dispute or claim arises that is based upon, resulting from or relating to this Agreement or Executive’s employment by the Company (“Dispute”), the Parties agree that if resolution is not reached by discussion and negotiation within 10 business days of the inception and notice to the other Party of the dispute, to attempt to resolve such Dispute by mediation with a mediator jointly selected by the Parties. The Parties agree to schedule and conduct the mediation within thirty (30) calendar days of the dispute. If a Party fails to follow these requirements and initiates any proceeding before going through mediation process in accordance with this paragraph, such Party shall be required to bear all of the other Party’s attorney’s fees incurred in investigating and responding to such proceeding for a period of 30 days after the other Party received written notice of the commencement of such proceeding. Nothing contained in this Section 6 shall prevent the Parties from initiating a proceeding in the United States District Court for the Southern District of Texas or, if such court lacks subject matter jurisdiction, the state district courts of the State of Texas in Sugar Land or Houston, Texas in order to seek or obtain specific performance or other injunctive relief relating to the covenants contained in Section 2 of this Agreement.

(b) Any Dispute between the Parties shall be resolved exclusively by binding arbitration pursuant to the rules of the then-prevailing Employment Arbitration Rules of AAA (the “Rules”) and the United States Arbitration Act, 9 U.S.C. §§1-16 (the “Act”),

with arbitration to occur at Houston, Texas. This paragraph will control over any conflict between this paragraph and the Act or the Rules. The Parties agree that the arbitrator will have the primary power to decide any question about the arbitrability of any claim, dispute or other difference between them., and judgment on the award rendered by the arbitrator may be enforced by any court having jurisdiction thereof in Sugar Land or Houston, Texas. The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by AAA. The arbitrator must be an attorney licensed to practice law by the State Bar of Texas. The Parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential.

7. Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

8. Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the Parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

9. Amendment. This Agreement may be amended only by a writing signed by Executive and by one duly authorized representative of each of the Noble Parties.

10. Tax Withholding; Right of Offset. The Noble Parties may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive prior to the Effective Date and owed to the Noble Parties or any of their affiliates.

11. Assignability. None of the Parties shall have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

12. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

13. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Noble Parties or Executive.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15. Nonwaiver. No failure or neglect of any Party in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by a Party must be contained in a written instrument signed by the Party to be charged and, in the case of Parent or the Company, by an officer of Parent or the Company, as the case may be (other than Executive), or other duly authorized person.

16. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s address most recently on file with the Company, or to the Company’s principal office, as the case may be.

17. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from and/or that comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to the Company’s reimbursement policies). If any provision of this Agreement would cause Executive to incur any additional tax under Section 409A, the Agreement shall be deemed amended to reform and/or the Parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first business day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum on such date. Executive acknowledges and agrees that Executive has obtained no advice from Parent or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Agreement. Executive agrees to indemnify the Noble Parties and hold the Noble Parties harmless for any and all taxes, penalties or other assessments that Executive is, or may become, obligated to pay on account of any payments made and other consideration provided to Executive under this Agreement.

18. Successors and Heirs. This Separation Agreement shall bind and inure to the benefit of the Noble Parties’ successors and to Executive’s heirs and devisees.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

NOBLE CORPORATION plc

By:	/s/ Julie J. Robertson	Date: January 11, 2018
Julie J. Robertson
Executive Vice President

NOBLE DRILLING SERVICES INC.

By:	/s/ Julie J. Robertson	Date: January 11, 2018
Julie J. Robertson
Executive Vice President

EXECUTIVE

/s/ David W. Williams		Date: January 11, 2018
David W. Williams

EXHIBIT A

FINAL RELEASE

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is made on and effective as of February 28, 2018 by David W. Williams (“Executive”) in favor of Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Parent”), and Noble Drilling Services Inc., a Delaware corporation (the “Company” and, together with Parent, the “Noble Parties”), and the other Releasees (as defined herein) in connection with the Separation Agreement entered into by and between Executive, Parent, and the Company dated January 11, 2018 (the “Separation Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Separation Agreement shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Separation Agreement includes a general release of claims by Executive in favor of the Releasees (collectively, the “Prior Release”), which did not include a release of claims under the Age Discrimination in Employment Act;

WHEREAS, the Noble Parties wish to obtain a final release of all claims, including claims under the Age Discrimination in Employment Act, as of the Retirement Date by Executive, and

WHEREAS, Executive is willing to execute and deliver this Release to the Noble Parties, as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1. Consideration. Following Executive’s execution and return of this Release, provided this Release is not timely revoked by Executive, the Company shall pay to Executive an amount in cash totaling $100,000.00, which shall be paid in a lump sum, less withholdings and deductions required by law or as authorized by Executive, via wire transfer on March 8, 2018. Executive acknowledges that Executive is not entitled to, and will not receive, any other compensation or benefits from the Company expect as specified herein.

2. Waiver and Release of Claims.

(a) General Release by Executive. In consideration of the foregoing, including the payment described in Section 1 above, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) Parent and all of its predecessors, successors and assigns, (ii) all of Parent’s past, present and future affiliates, parent corporations, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company or any of its affiliates, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (i) any claims arising solely and specifically under the Age Discrimination in Employment Act of 1967 after the date Executive signs this Release, (ii) rights to receive payments and other benefits preserved, not waived and not released in Section 2(f)(ii) of the Separation Agreement, (iii) any claim arising from any breach or failure to perform any provision of the Separation Agreement, or (iv) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.

(b) Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal obligations to Executive, with the only exceptions being as expressly stated in the proviso to Section 2(a) above. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution this Release.

(c) Certain Representations and Acknowledgements of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Release. Executive acknowledges that Executive has been given a reasonable period of time, not less than twenty-one (21) days, in which to consider this Release and has been advised to discuss the terms of this Release with legal counsel of Executive’s own choosing. Executive represents that Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Release. Based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Release and their legal effects, and Executive is entering into this Release voluntarily and of Executive’s own free will, with full consideration of any and all rights which Executive may currently have. Executive further acknowledges that Executive is not relying on any representations or statements made by Parent or any of its affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Release, except to the extent such representations are expressly set forth in this Release. Executive also acknowledges that Executive is not relying upon a legal duty, if one exists, on the part of Parent or any of its affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Release or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Release or any provision hereof.

(d) Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. In the event that such an action is filed against any of the Releasees, Executive agrees that such Releasees are entitled to legal and equitable remedies against Executive, including an award of attorney’s fees. Notwithstanding the foregoing, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Parent. This Release does not limit Executive’s right to receive an award for information provided to any government agencies. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees.

(e) Parties in Interest. This Release is for the benefit of the Releasees and shall be binding on Executive and his heirs, successors and assigns.

3. Amendment; Revocation. This Release may not be clarified, modified, changed or amended except in writing signed by Executive and the Noble Parties. Notwithstanding any other provision in this Release to the contrary, Executive may revoke this Release, in writing, for up to seven (7) days following the date of Executive’s execution of this Release, by delivering a written notice of Executive’s revocation of this Release to the Company. Any such notice of revocation shall be (i) addressed to William Turcotte, Senior Vice President & General Counsel of Parent, c/o the Company at its offices at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478-3686, or via facsimile or email (facsimile: (281) 491-2092; email: wturcotte@noblecorp.com); and (ii) deemed given, delivered and effective on the earliest of: (a) in the case of delivery by facsimile or email, on the date of transmission, if such notice is delivered, and confirmation of receipt is received, by Executive, prior to 5:00 p.m. (Central Time) on a business day, and, otherwise, on the first business day after the date of transmission (provided that Executive has received confirmation of receipt of such transmission); (b) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid); or (c) upon actual receipt.

4. Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

5. Section Headings. Titles and headings to Sections and subsections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of this Release.

6. Applicable Law. This Release shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

7. Dispute Resolution. The Parties agree to submit any dispute arising out of or relating to this Release to the arbitration procedure as described in Section 6 of the Separation Agreement.

8. Successors and Heirs. This Final Release shall bind and inure to the benefit of the Noble Parties’ successors and to Executive’s heirs and devisees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

NOBLE CORPORATION plc

By:	Date: ____________, 2018
Name:
Title:

NOBLE DRILLING SERVICES INC.

By:	Date: ____________, 2018
Name:
Title:

EXECUTIVE

Date: ____________, 2018
David W. Williams